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                                                                  EXHIBIT 23.1.2


BDO     BDO Seidman, LLP                          1700 Market Street, 29th Floor
        Accountants and Consultants               Philadelphia, PA 19103-3962
                                                  Telephone:  (215) 636-5500
                                                  Fax:  (215) 636-5501



Consent of Independent Certified Public Accountants


American Business Financial Services, Inc.
Bala Cynwyd, Pennsylvania


We hereby consent to the incorporation in the Prospectus Supplement of Bear Stearns Asset Backed Securities, Inc. relating to the ABFS Mortgage Loan Trust 2001-4 of our report dated December 10, 2001, relating to the balance sheet of ABFS Mortgage Loan Trust 2001-4 as of December 10, 2001.




                                                     BDO Seidman, LLP


Philadelphia, Pennsylvania
December 10, 2001